EXECUTIVE SEVERANCE AGREEMENT


     This Executive Severance Agreement ("Agreement") is made effective as of September 25, 1998, by and between NevStar Gaming & Entertainment Corporation, a Nevada corporation ("Company"), and Jeffrey L. Gilbert ("Executive"), with reference to the following facts:

     A. Executive is employed by Company in the capacity of President and Chief Operating Officer and is a Director of the Company. Company and Executive desire to terminate this employment relationship and enter into this Agreement to set forth the obligations of each party with respect to said termination.

     B. Executive and the Company are parties to that certain Employment Agreement dated January 2, 1996, as amended (the "Employment Agreement"), that certain Indemnification Agreement dated January 2, 1996 (the "Indemnification Agreement") and to certain Stock Option Agreements referred to in Section 4 below.

          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein the parties hereto covenant and agree as follows:

     1. Termination of Employment. Executive hereby resigns as President, Chief Operating Officer and any other officer position and as Director of Company. In addition, Company and Executive agree that the Employment Agreement is hereby terminated with no further effect, except as set forth in the Agreement. Said resignation and termination shall be effective September 25, 1998 ("Severance Date"). Company expressly denies that Company has breached, defaulted in the performance of, or otherwise violated the Employment Agreeme nt.
Likewise, Executive expressly denies that Executive has breached, defaulted in the performance of, or otherwise violated the Employment Agreement. Company and Executive each acknowledge that Executive's employment with Company is terminated
by mutual agreement. Accordingly, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as an admission by Company, Executive or any other person released herein of any violation of the Employment Agreement. Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any
proceeding as evidence of or an admission by Company, Executive or any other person released. This Agreement may be introduced, however, in any proceeding on account of any breach of any provision of this Agreement to enforce any provision of this Agreement.

     2. Compensation; Benefits. Executive shall be paid his full salary and shall be entitled to such Company benefits as were normally received by
 Executive
through the Severance Date.   Company further agrees to pay to Executive
severance pay in the amount of $100,000 (the "Severance Pay"), payable to Executive during the six (6) month period commencing on the Severance Date (the "Severance Period") by payments of $7,692.30 on each of the twelve (12), and a payment of $7,692.40 on the thirteenth, employee payment dates of the Company immediately following the Severance Date in accordance with the normal payroll practices of the Company applicable to Executive in his former position. If the Company fails to pay any portion of the Severance Pay in accordance with the provisions of the previous sentence, and fails to cure such failure within five
(5) business days of receipt of a written demand notice from Executive, then the amount due and owing to Executive shall be subject to interest at a simple rate of ten percent (10%) per annum. Nothing contained in the preceding sentence, however, shall be construed to prevent, restrict or limit Executive's right to exercise any remedy available to Executive on account of such failure. The Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Additionally, during the Severance Period, Executive shall receive the same Company benefits as Executive was entitled to on the Severance Date pursuant to Section 1.7 of the Employment Agreement. Additionally, Executive shall be entitled to his rights under the Consolidation Omnibus Budget Reconciliation Act (COBRA) of 1985.

     3. Consulting. For and in consideration of the mutual covenants set forth in this Agreement, Company and Executive agree that during the Severance Period, Executive shall serve as a consultant to the Company, as reasonably requested by the Company, for up to twenty (20) hours per month; provided that Executive shall not be required to perform any services at any time, at any location or in any manner which would materially interfere with or any obligation
of Executive to provide employment or consulting to any other person. Company and Executive acknowledge and agree that Executive shall assist Company in the transition of projects to which he devoted attention on or prior to the
 Severance
Date. All out-of-pocket expenses incurred by Executive as a result of Executive's consulting to the Company shall be paid for by the Company. Company and Executive acknowledge and agree that in no event shall the Severance Pay or the extension of Executive's options set forth in Section 4 below be contingent on performance of Executive's service as a consultant to the Company.

     4. Stock Options. Company and Executive agree that stock options granted by the Company to Executive as part of the Company's 1997 Stock Incentive
Plan (the "Plan") pursuant to Stock Option Agreements, dated as of July 1, 1997, July 1, 1997 and January 13, 1998 regarding 220,589, 29,411 and 15,000 shares of Common Stock, respectively (collectively, the "Options"), shall remain in full force and effect, except that notwithstanding any provisions contained therein, the Options shall become fully vested as of the Severance Date and shall be exercisable until their respective Expiration Dates (June 30, 2007,
 June 30, 2007
and January 12, 2008), as defined therein. In addition, as long as the Options are outstanding, the Options shall be included in any Form S-8 Registration Statement filed by the Company with the Securities and Exchange Commission regarding the Plan.

     5. Automobile Expenses. During the Severance Period, Executive shall be entitled to receive from the Company an $850 monthly automobile allowance, payable monthly in advance, which shall include all costs attendant to the use of the automobile, including but not limited to, liability and property insurance and cost of maintenance and an additional $150 monthly allowance to cover all fuel and car wash expenses.

     6. Acknowledgment of Payment of All Wages and Benefits Due. The Company has previously given or, contemporaneously with the execution of this Agreement, shall give Executive negotiable checks for amounts representing (i) Executive's compensation through the Severance Date, (ii) all accrued or unused vacation benefits and (iii) any bonuses payable to Executive under the terms of all written or oral agreements with the Company, less applicable withholding taxes and other voluntary deductions previously authorized by Executive. Other than as expressly set forth in this Agreement, Executive acknowledges and agrees that he has received all wages, bonuses, commissions, vacation pay, incentives and all other compensation of any kind earned during his employment with the Company through the Severance Date.

     7. Life Insurance. Company and Executive agree that, effective as of the Severance Date, Company shall assign to Executive the "key man" life insurance policy held by the Company on the life of Executive on the Severance Date. Company and Executive agree that Company shall have no further obligation with respect to such life insurance policy, except to pay all premiums on the policy for coverage through March 25, 1999.

     8. Confidentiality. Executive acknowledges and agrees that any and all information acquired by Executive relating to the business of the Company, including but not limited to business plans, trade secrets, financial data, product information, customer lists, member data, marketing plans and strategies, is confidential information which is the property of the Company (collectively, "Confidential Information"). Executive agrees to maintain in strict confidence all Confidential Information and not to divulge such Confidential Information to others or use such Confidential Information for the benefit of any person or entity other than the Company without the prior written consent of the Company. Likewise, Company agrees to maintain in strict confidence all information concerning Executive's compensation and other private information concerning Executive which may appear in Executive's personnel file. Nothing contained in this Section 8 shall be deemed to prevent either party from making any disclosure
(i) necessary to report income to appropriate taxing authorities; (ii) in response to an order of a court of competent jurisdiction or a subpoena issued under the authority thereof; or (iii) in response to a subpoena or other request lawfully issued by any federal or state regulatory or licensing authority having jurisdiction over the Company
 (specifically including the Securities and Exchange
Commission, and the Nevada Gaming Commission and State Gaming Control Board) or in conjunction with any filing required to be made with any such regulatory or licensing authority.

     9. Company Property. Executive acknowledges and agrees that all reports, data, recommendations, advice, records, documents and other materials prepared or obtained by Executive or coming into Executive's possession during Executive's employment hereunder which relate to the conduct by the Company and/or its affiliates of their respective businesses shall be and remain the sole and exclusive property of the
 Company and Executive shall, on the Severance Date, or earlier at the request of the Company, promptly deliver all such materials to the Company.

     10. Indemnification; Insurance. Company and Executive agree that the Company shall indemnify Executive pursuant to Section 2 of the Employment Agreement and Section 5 of the Indemnification Agreement for so long as any applicable statue of limitation remains open and unexpired, and that Executive shall be covered by the Company's officer and director liability insurance policy to the extent then in effect and permitted by such policy.

     11. Mutual General Release. In consideration of the terms, provisions, covenants and agreements contained in this Agreement, Executive, on the one hand, and the Company, on the other hand, on behalf of themselves and their respective predecessors, heirs, successors, assigns, owners, attorneys, affiliates, divisions, officers, directors, employees, agents, representatives, partners, servants, executors, administrators, accountants, investigators, insurers, and shareholders, and each of them, in any and all capacities, do hereby mutually relieve, release and forever discharge the other and their respective predecessors, successors, heirs, agents, representatives, attorneys, partners, officers, directors, employees (including former officers, partners, directors and employees), administrators, shareholders, assigns and all affiliated parent or subsidiary or related corporations, or divisions or partnerships, and each of them, of and from any and all past, present and future claims, rights, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including, but not limited to, attorneys' fees and costs), damages, actions and causes of action, of whatever kind or nature (including without limitation, any statutory, civil or administrative claim, or any claim, arising out of acts or omissions occurring before the execution of this Agreement), whether now known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, in any way based on, arising out of or related to or connected with the past actions, omissions, obligations or duties of either party hereto with respect to the other party hereto, and each of them, including, without limitation, any acts, omissions, obligations or duties arising out of or in connection with Executive's employment with the Company, including but not limited to any breach of fiduciary duty and/or any violation of any or all applicable federal and state securities and other applicable laws.

     12. Press Release. Company and Executive agree that, soon after execution of this Agreement, the Company will issue a press release
 in the form of Exhibit "A"
attached hereto, and that all future press releases regarding the subject matter of the Agreement shall be mutually agreed to by the parties. Company and Executive acknowledge that each may be required to provide additional disclosure regarding the subject matter of the Agreement in accordance with federal securities laws, Nevada gaming laws and other applicable laws.

     13. Contractual Authority. Executive understands and agrees that he does not have, nor shall he hold himself out as having, any right, power or authority create any contract or obligation, either express or implied, on behalf of or in the name of the Company.

     14. Mutual Non-Disparagement. Company and Executive agree that neither party shall disparage, defame, libel, slander or otherwise make derogatory comments or references regarding the other party, including but not limited to references to a party's character, business practices, competence, products and/or services.

     15. Material Inducement. Company and Executive acknowledge and agree that its or his covenants relating to confidential information, non-disparagement
and the general release described above are material
 inducements to each and both
of the parties to enter into this Agreement and pay the Severance Pay to Executive.

     16. Representation By Counsel. Executive acknowledges and agrees that the law firm of Zevnik, Horton, Guibord, McGovern, Palmer & Fognani, L.L.P. is counsel to the Company and has not represented Executive in the past and is not acting as counsel to Executive nor advising Executive with respect to this Agreement, except to advise Executive to engage independent counsel to represent him. Company agrees to reimburse Executive for up to $2,500 of legal fees incurred by him with respect to the Agreement.

     17. Notices. All notices, requests and other communications hereunder shall be given in writing to a party and shall be deemed to have been duly given at the time of personal delivery or on the third business day following the date deposited in the U.S. Mail, certified or return receipt requested, postage prepaid, addressed to the party to receive the same at its respective address set
forth on the signature page to this Agreement, or at such other address as may from time to time be designated by a party in accordance with this Section.

     18. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. Without limiting the generality of the foregoing, the Agreement supersedes and terminates
any existing employment agreement or arrangement between Executive and the Company. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made by any party, or any one action on behalf of any party, which are not embodied in this Agreement.

     19. Attorneys' Fees and Costs. If any legal action, arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and other costs incurred in that action, arbitration or proceeding, in addition to any other relief to which such party may be entitled.

     20. Waiver. No covenant, term or condition or the breach thereof shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver of breach of any covenant, term or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term or condition. The failure of any party to insist upon strict performance of any covenant, term or condition hereunder shall not constitute a waiver of such party's right to demand strict compliance therewith in the future.

     21. Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

     22. Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original and all of which shall constitute a single agreement binding on all parties.

     23. Modification. This Agreement may be amended or modified only be a written instrument duly executed by all parties hereto.

     24. Successors and Assigns. This Agreement is for personal services by Executive and may not be transferred or assigned by Executive without the prior written consent of Company, except for assignments by the laws of devise and descent to Executive's heirs, administrators or executives. Subject to the foregoing, this Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

     25. Governing Law. This Agreement shall be governed by and interpreted and constructed in accordance with the internal laws of the State of Nevada, as applied to contracts between Nevada residents entered into and to be performed wholly within Nevada.


     [The Remainder of This Page is Intentionally Left Blank]

 IN WITNESS WHEREOF, the parties have executed this Executive Severance Agreement as of the date first written above.

"Company"                     NEVSTAR GAMING & ENTERTAINMENT
                              CORPORATION, a Nevada corporation


                              By:/s/ Michael J. Signorelli
                                   Michael Signorelli, Chairman of the
                                   Board and Chief Executive Officer


                              Address for notice: 3175 West Post
Road
                                             Cypress Center
                                             Las Vegas, NV 89118

"Executive"
                              /s/ Jeffrey L. Gilbert
                              Jeffrey L. Gilbert

                              Address for notice: 190 Sudbury
                                             Henderson, Nevada 89014

        [Signature Page to Executive Severance Agreement]